IMAX Corporation

Exhibit 99.1

IMAX Changes Presentation of Business Groups

As previously discussed on the Company’s February 23, 2017 earnings call, the Company has changed the presentation of its business groups to better align with how management views the business today. The revised structure does not reflect a restatement of the Company’s financials and there has been no change to the Company’s consolidated results.

The new structure became effective in the first quarter of 2017, and the Company will report its first quarter 2017 earnings results using the revised presentation. In order to assist investors, the Company is providing a narrative overview of the revised presentation, as well as revised historical data using the new groups, so that investors can update their historical models.

The Company’s reportable segments have been reorganized under four primary groups:

1.	Network Business, representing variable revenue generated by box-office results and which includes the reportable segment of IMAX DMR and contingent rent from the joint revenue sharing arrangements and IMAX systems segments.

2.	Theatre Business, which primarily reflects revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the joint revenue sharing arrangements segment.

3.	New Business, which reflects revenue received from content licensing and distribution fees associated with our original content investments, virtual reality initiatives, IMAX Home Entertainment, and other business initiatives that are in the development and/or start-up phase.

4.	Other, which reflects other revenues received primarily from certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

The Company intends to continue to use these groups for the foreseeable future as it believes the revised presentation better illustrates the current business and facilitates a clearer understanding of the various segments.

In an effort to provide further visibility into the revised groups, the Company has provided updated historical income statements from 2014 through 2016, which can be downloaded in excel on the Company’s Investor Relations website

(www.imax.com/content/investor-relations). The excel file recasts the prior periods using the new structure.